Exhibit 99.1

Hooper Holmes Announces Third Quarter 2014 Results

OLATHE, Kan.--(BUSINESS WIRE)--November 13, 2014--Hooper Holmes (NYSE MKT:HH) today announced financial results for the third quarter ended September 30, 2014.

Consolidated revenues totaled $7.9 million for the third quarter of 2014, representing an increase of $2.7 million, or 51%, from the third quarter of 2013. The Company recorded a net loss of $1.3 million, or $(0.02) per share, for the third quarter of 2014, as compared to a net loss of $1.7 million, or $(0.02) per share, for the third quarter of 2013. The net loss for the third quarter of 2014 includes a net loss of $1.4 million from discontinued operations, and $0.2 million of transition costs associated with consolidating operations in Olathe, KS.

The Company’s revenue increase is primarily due to an increased number of screenings. Health & Wellness operations performed 34% more health screenings in the third quarter of 2014 compared to the same period of 2013.

Sales, General and Administrative (SG&A) expenses for the three-month period ended September 30, 2014 decreased $0.9 million to $3.5 million compared to the prior year period. The decrease is primarily due to reduced corporate headcount.

The Company received $5.1 million in net proceeds in the third quarter from sales of its New Jersey property and Heritage Labs and Hooper Holmes Services business units. Cash outflows during the third quarter included $1.1 million associated with discontinued operations and transition costs, $0.4 million invested in capital expenditures, and expenses associated with the fulfillment of a large number of screening events in advance of cash receipts from the Company’s customers. As of September 30, 2014, cash and cash equivalents totaled $4.1 million, with no borrowings outstanding under the Company's credit facility, and working capital of $4.5 million.

Commenting on the 2014 third quarter, Henry E. Dubois, President and CEO of Hooper Holmes, stated: “Our third quarter year-over-year revenue growth positions us well and our ongoing initiatives are streamlining the business. As a result we have reduced SG&A and are enhancing service quality.”

Mr. Dubois continued, “Our priorities include continuing to improve operating efficiency and strengthening gross margins. We continue our drive towards total cash flow positive results for the full year 2014 and believe we are well positioned for 2015.”

Conference Call

The Company will host a conference call today, November 13, 2014, at 7:30 am CT / 8:30 a.m. ET to discuss third quarter 2014 results. A slide presentation accompanying management’s presentation is available on the Company’s website.

To participate in the conference call, please dial 888-430-8705, or internationally 719-325-2323, conference ID: 6083263 five to ten minutes before the call is scheduled to begin. A live webcast will be hosted on the Company’s website located at www.hooperholmes.com. A replay of the conference call will be available from 10:30 a.m. CT (11:30 a.m. ET) on November 13, 2014 until 11:00 p.m. CT (midnight ET) on November 20, 2014, by dialing 877-870-5176, or internationally 858-384-5517. The access code for the replay is 6083263.

About Hooper Holmes

Hooper Holmes, Inc. mobilizes a national network of health professionals to provide on-site health screenings, laboratory testing, risk assessment and sample collection services to wellness and disease management companies, insurance companies, employers, government organizations and academic institutions.

This press release contains “forward-looking” statements; as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to realize the expected benefits from our strategic alliance with Clinical Reference Laboratory; our ability to successfully implement our business strategy; our ability to retain and grow our customer base; our ability to recognize operational efficiencies and reduce costs; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility; and the rate of growth in the Health and Wellness market. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 31, 2014. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

HOOPER HOLMES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Revenues	$7,875	$5,227	$21,852	$14,954
Cost of operations	6,021	4,272	16,193	11,141
Gross profit	1,854	955	5,659	3,813
Selling, general and administrative expenses	3,541	4,386	11,915	13,392
Gain on sale of real estate	(1,830)	-	(1,830)	-
Restructuring charges	-	362	92	667
Operating income (loss) from continuing operations	143	(3,793)	(4,518)	(10,246)
Other expense:
Interest expense	(1)	(54)	(3)	(80)
Interest income	1	1	2	4
Other (expense) income, net	(61)	(82)	(155)	(176)
	(61)	(135)	(156)	(252)
Income (loss) from continuing operations before taxes	82	(3,928)	(4,674)	(10,498)
Income tax expense	5	5	15	14
Income (loss) from continuing operations	77	(3,933)	(4,689)	(10,512)

Discontinued operations:
Gain on sale of subsidiaries, net of adjustments	1,354	3,682	1,204	3,757
Loss from discontinued operations, net of tax	(2,739)	(1,463)	(3,321)	(2,521)
(Loss) income from discontinued operations	(1,385)	2,219	(2,117)	1,236
Net loss	$(1,308)	$(1,714)	$(6,806)	$(9,276)

Income (loss) per share
Continuing operations:
Basic	$0.00	$(0.06)	$(0.07)	$(0.15)
Diluted	0.00	(0.06)	(0.07)	(0.15)
Discontinued operations:
Basic	(0.02)	0.03	(0.03)	0.02
Diluted	(0.02)	0.03	(0.03)	0.02
Net loss:
Basic	(0.02)	(0.02)	(0.10)	(0.13)
Diluted	(0.02)	(0.02)	(0.10)	(0.13)

Weighted average number of shares:
Basic and diluted	70,866,603	69,952,153	70,623,068	69,877,878

Hooper Holmes, Inc.
Consolidated Balance Sheets
(unaudited; in thousands)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$4,082	$3,970
Accounts receivable, net of allowance for doubtful accounts	8,245	8,398
Inventories	1,106	596
Other current assets	957	1,597
Assets held for sale	246	2,302
Total current assets	14,636	16,863

Property, plant and equipment, net	2,829	2,953
Other assets	934	1,830
Total assets	18,399	21,646

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	3,164	3,440
Accrued expenses	6,928	4,036
Total current liabilities	10,092	7,476

Other long term liabilities	1,328	870

Commitments and contingencies

Stockholders' equity:
Common stock	2,835	2,815
Additional paid-in capital	150,700	150,235
Accumulated deficit	(146,485)	(139,679)
	7,050	13,371
Less: Treasury stock at cost	(71)	(71)
Total stockholders' equity	6,979	13,300
Total liabilities and stockholders' equity	$18,399	$21,646

CONTACT:
Hooper Holmes
Henry E. Dubois, 913-764-1045
President and CEO
or
Investors:
S.M. Berger & Company
Andrew Berger, 216-464-6400